UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2013

MOUNTAIN NATIONAL BANCSHARES, INC.

(Exact name of registrant as specified in charter)

Tennessee	0-49912	75-3036312
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 East Main Street, Sevierville, Tennessee	37862
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (865) 428-7990

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03	Bankruptcy or Receivership.

On June 7, 2013, the Office of the Comptroller of the Currency (the “OCC”) closed Mountain National Bank (the “Bank”), which is a wholly owned commercial banking subsidiary of Mountain National Bancshares, Inc. (the “Company”), and the Federal Deposit Insurance Corporation (“FDIC”) was named as the receiver of the Bank. The Company’s principal assets are the capital stock it owns in the Bank. As a result of the closure of the Bank, the Company has minimal remaining tangible assets.

As the direct owner of all of the capital stock of the Bank, the Company would be entitled to the net recoveries, if any, following the liquidation or sale of the Bank or its assets by the FDIC. However, at this time, the Company does not believe that any recovery will be realized. Accordingly, the Company’s common stock is likely to be of no value.

In connection with the closure of the Bank, the FDIC issued a press release, dated June 7, 2013, providing the following:

•

The FDIC entered into a purchase and assumption agreement with First Tennessee Bank, National Association (“First Tennessee”) to assume all of the deposits of the Bank except those of Cede & Co. Accordingly, all depositors of the Bank other the Cede & Co., including those with deposits in excess of the FDIC’s insurance limits, will automatically become depositors of First Tennessee for the full amount of their deposits, and they will continue to have uninterrupted access to their deposits. Deposits with First Tennessee will continue to be insured by the FDIC, so there is no need for customers to change their banking relationship to retain their deposit insurance.

•

The Bank’s offices reopened on Monday, June 10, 2013, as branches of First Tennessee. However, for a period of time, customers of the Bank should continue to use the Bank’s office locations until First Tennessee can fully integrate the deposit records of the Bank.

•

Customers who have questions about the foregoing matters, or who would like more information about the closure of the Bank, can visit the FDIC’s web site located at http://www.fdic.gov/bank/individual/failed/mountain-tn.html, or call the FDIC toll-free at (800) 356-1848.

A complete copy of the FDIC’s press release can be found on the Internet at www.fdic.gov.

The Company has mailed a letter to its shareholders dated June 8, 2013, a copy of which is attached hereto as Exhibit 99.1.

As a result of the closure of the Bank, the amount of the Company’s liabilities exceeds the amount of the Company’s assets. Accordingly, the Company will evaluate the potential winding up of the Company, which may include the filing of a voluntary petition in the United States Bankruptcy Court, Eastern District of Tennessee (the “Court”), seeking relief under Chapter 7 of Title 11 of the United States Code.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

In connection with the receivership of the Bank, the Company may receive notices from the counterparties to the indentures and guarantee agreements related to the Company’s subordinated debentures with a total principal amount of $13 million, of alleged events of default under those agreements, and of those counterparties’ intentions to terminate those agreements or accelerate the Company’s performance of those agreements. In the event of a default by the Company under those agreements, or in the event of the termination of one or more of those agreements, the Company’s financial and other obligations under such agreements may be accelerated.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Letter to Shareholders dated June 8, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOUNTAIN NATIONAL BANCSHARES, INC.

By:	/s/ Michael L. Brown
Name:	Michael L. Brown
Title:	President

Date: June 10, 2013

EXHIBIT INDEX

Exhibit No.	Description

99.1	Letter to Shareholders dated June 8, 2013